Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-204071) on Form S-8 of National Bank Holding Corporation of the report of Mayer Hoffman McCann P.C., now known as CBIZ CPAs P.C., dated May 29, 2024, with respect to the statement of financial condition of the National Bank Holdings Corporation Employee Stock Purchase Plan as of February 29, 2024, and the related statements of income and changes in plan equity for the years ended February 29, 2024 and February 28, 2023.

/s/ CBIZ CPAs P.C.

Kansas City, Missouri

May 28, 2025